Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) between Rashda M. Buttar, (“Consultant”), with a mailing address of 44 Broadview Drive, St. Louis, MO  63105, and FORESIGHT ENERGY LP, (hereinafter referred to as the “Company”), with a mailing address of 211 North Broadway, Suite 2600, St. Louis, Missouri  63102, effective as of the 24th day of July, 2017.

WITNESSETH:

WHEREAS, the Company is engaged in the business of coal mining; and

WHEREAS, Company may be in need of certain consulting services regarding corporate governance, legal compliance and other matters related to coal mining  and may be desirous of engaging Consultant to perform such services; and

WHEREAS, Consultant is knowledgeable in the area of corporate governance, legal compliance, and other matters related to coal mining and is willing and able to perform such consulting services, if requested by Company.

NOW, THEREFORE, for and in consideration of the mutual understandings, promises, and agreements herein contained, the parties hereto mutually agree as follows:

1.The Consultant will perform certain consulting services with respect to corporate governance, legal compliance and other matters, (hereinafter called “Services”) as may be requested and specified by the Company, and mutually agreed to by both parties.

2.Nature of the Work.  Consultant agrees to provide Services, and consult and advise the Company, at such times and places as Consultant and Company may reasonably agree.

3.Independent Contractor.  Consultant shall act solely as an independent contractor in performing the Services hereunder.  Accordingly, Consultant shall be responsible for payment of all taxes, including federal, state, and local taxes arising out of Consultant's activities in accordance with this Agreement.  Consultant shall not be deemed to be an employee or agent of Company for any purpose whatsoever.  Consultant shall not have any authority to bind Company in any relationship with third parties unless specifically authorized in writing by an officer of the Company.

4.Term of Agreement.  This Agreement shall be for an initial period of one (1) year, commencing on July 24, 2017 and continuing through July 24, 2018 and shall renew for an additional one (1) year period unless terminated as provided herein.  Notwithstanding the foregoing, Company shall have the right to terminate this Agreement for any reason, including, but not limited to, the decision not to proceed with the Services or to have the Services performed by others, or the dissatisfaction with the Consultant's performance, with written notice to Consultant, sixty (60) days in advance of such termination.  In case of such termination, Company shall pay Consultant all unpaid compensation with respect to the terminated Services earned to date of termination, less such amount, if any, that Company may, in good faith, claim as a result of such default or failure.  In no event shall Consultant be entitled to any prospective profits or prospective overhead because of such early termination of the Services or any part thereof.  The Consultant shall have the right to terminate this Agreement, for any reason, with a written notice to the Company, sixty (60) days in advance of such termination.

5.Compensation and Payment.  As compensation for the Services provided by Consultant hereunder, Company shall pay Consultant Two Thousand Four Hundred Dollars ($2,400.00) per diem for work devoted to the Services identified in Section 2, with no minimum or maximum of days usage.

The Company shall also reimburse Consultant the actual cost of expenses wholly and necessarily incurred in connection with performance of Services, including but not necessarily restricted to the following categories of expense.

•	Reasonable hotel expenses and meals
•	For domestic travel, economy class airfare plus local travel by means of public transportation, rental car or taxi
•	For international travel, business class airfare plus local travel by means of public transportation, rental car or taxi
•	Telephone calls, reproduction and other similar and necessary expenses
•	Costs of COBRA continuation coverage for Consultant, on the same terms as was previously obtained during the term of Consultant’s employment, until December 31, 2017

Consultant shall not incur reimbursable travel expenses without the prior consent of Company.  All other expenses of Consultant shall be reimbursed by the Company when those expenses are pre-approved by the Company.

Consultant shall, on or about the first (1st) day of each month, submit to Company a fully substantiated invoice for all days spent by Consultant in performing the Services, for all reimbursable travel expenses, and for expenses required for performing the Services during the previous month.  Company shall pay any such proper invoice within fifteen (15) days of receipt.

Consultant shall be covered under Company’s professional liability insurance.

6.Outside Activities.  Consultant shall be free, during the term of this Agreement, to be otherwise employed and to consult, advise, direct, manage, or render other related or unrelated services to any person, corporation, or other entity for compensation, provided, however, that Consultant shall not render any services to any other person, corporation, or entity which directly conflicts with the interests of Company, (hereinafter called “Direct Conflicts”).  Direct Conflicts are limited to and defined as work performed on reserves or mines for which the Company is actively evaluating for purchase or acquisition or as work performed on subsidiary operations of the Company on behalf of any person, corporation, or other entity.

7.  The Parties to this Agreement acknowledge that an attorney-client relationship has existed and exists between the Company and the Consultant, who is an attorney.  The Parties further acknowledge that the Consultant was formerly the General Counsel of the Company and possesses a knowledge and information relating to the Company and its business, which was gained in the Consultant’s former capacity as General Counsel.  The Parties agree that a principal purpose of this Agreement is to obtain the present and future benefit for the Company of said knowledge and information in the provision by the Consultant of legal services and rendering of legal advice to the Company during the term of this Agreement.  Both Parties intend that communications between and among the Consultant, the Company and the Company’s outside legal counsel shall be and remain both confidential and subject to the attorney-client privilege, even after the termination of this Agreement.

8.Right to Use Data and Information; Confidential Information.

A.All information and material acquired or developed by Consultant performing services pursuant to this Agreement shall become the exclusive property of the Company.  Company shall have full right to use, in any manner, when and where it may determine, without any claim on the part of Consultant for additional compensation, all information, data, drawings, designs, specifications, reports, findings, recommendations and memoranda of every description relating to the Services furnished to Company hereunder.

B.Consultant shall not, without Company's prior written consent, disclose to any other person, corporation or entity, or make any use for consultant's benefit of any data or information concerning the Company or the Services being performed by Consultant for Company.  Upon request of Company, Consultant shall return to Company all such written data or information and shall not retain or permit others to retain any reproduction or copy thereof.

9.Notices.  All notices and other communications required or given pursuant to this Agreement shall be effective upon the mailing thereof, postage prepaid, to the party entitled, at the addresses shown above.

10.Entire Agreement.  This Agreement sets forth the entire Agreement and understanding of the parties with respect to the Services, and supersedes and merges all prior discussions and writings between Consultant and Company as to any Services to be performed by Consultant for Company.

11.Amendment.  This Agreement shall not be modified, altered, or amended, except in writing, duly executed by the parties hereto.

12.Non-Assignment.  Inasmuch as this is an agreement for the personal services of Consultant, Consultant shall have no right to assign to any person, corporation, or other entity any or all of its rights or obligations under this Agreement.

13.Governing Law.  This Agreement shall be governed and interpreted pursuant to the laws of the State of Ohio.

14.Section Headings.  The section headings in this Agreement are for convenience and reference only and shall not be deemed to alter or affect any provision hereof.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date stated at the beginning of this Agreement, effective as of the 24th day of July, 2017.

CONSULTANT:COMPANY:

RASHDA M. BUTTARFORESIGHT ENERGY, LP

/s/ Rashda M. ButtarBy /s/ Robert D. Moore

Rashda M. Buttar   Robert D. Moore

President and Chief Executive Officer